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                                                                       EXHIBIT 5




September 29, 1998




Board of Directors
PNC Bank Corp.
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

This opinion is issued in connection with the Registration Statement on Form S-4 (the "Registration Statement") of PNC Bank Corp., a Pennsylvania corporation (the "Corporation"), to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 4,000,000 shares of the Corporation's common stock, par value $5.00 (the "Common Stock"), issuable in connection with that certain Agreement and Plan of Merger dated as of August 20, 1998 (the "Merger Agreement"), between the Corporation and Hilliard-Lyons, Inc., a Kentucky corporation ("Hilliard Lyons"). Subject to certain conditions, the Merger Agreement provides for the merger (the "Merger") of Hilliard Lyons with and into the Corporation.

As Senior Counsel to the Corporation, I have examined the Registration Statement, the Merger Agreement and the resolutions adopted by the Corporation's Board of Directors with respect thereto. I have also examined such records, certificates and other documents relating to the Corporation that I have considered necessary or appropriate for the purposes of this opinion.

In making such examination and rendering the opinion set forth below, I have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to me as originals; and (iii) the conformity to originals of all documents submitted to me as certified, telecopied, photostated or reproduced copies and the authenticity of all originals of such documents.



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For the purposes of this opinion, I have assumed that, at the time of issuance of the Common Stock, the shareholders of Hilliard Lyons will have approved the Merger Agreement by the requisite vote at its special meeting of shareholders and that the Registration Statement will have been declared effective under the Act. I have also assumed the due authorization and issuance of the outstanding shares of common stock of Hilliard Lyons.

I am admitted to practice law in the Commonwealth of Pennsylvania and do not purport to be an expert on or to express any opinion on any laws other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America. This opinion speaks as of today's date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should present laws be changed by legislative or regulatory action, judicial decision or otherwise.

Based on the foregoing, I am of the opinion that, upon the effectiveness of the Merger, the shares of PNC Common Stock, when issued to the shareholders of Hilliard Lyons pursuant to, and in accordance with, the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinion" in the prospectus, which is a part of the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


Very truly yours,


/s/ Kathleen Clover
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Kathleen Clover
Senior Counsel